===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Tyson Foods, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                               Tyson Foods, Inc.
                            2210 West Oaklawn Drive
                        Springdale, Arkansas 72762-6999

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               January 12, 2001

To the Shareholders of Tyson Foods, Inc.:

  Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 12, 2001, at 10:00 a.m., local time, for the following purposes:

  1. To elect twelve members to the Board of Directors.

  2. To approve the Tyson Foods, Inc. 2000 Stock Incentive Plan.

  3. To consider and act upon a shareholder proposal recommending that the Board of Directors adopt a workplace code of conduct to be reported to shareholders by September 2001.

  4. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  Only shareholders of record at the close of business on November 28, 2000, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to attend or vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at One East Center Street, Suite 204, Fayetteville, AR 72701.

  To make it easier for you to vote, Internet and telephone voting is available. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

  The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 30, 2000, is being mailed to shareholders together with this Notice and Proxy Statement.

                                          By Order of the Board of Directors

                                          R. Read Hudson
                                          Secretary

Springdale, Arkansas
December 8, 2000

                            YOUR VOTE IS IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                               Tyson Foods, Inc.
                            2210 West Oaklawn Drive
                        Springdale, Arkansas 72762-6999

                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                              On January 12, 2001

                     SOLICITATION AND REVOCATION OF PROXY

  The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tyson Foods, Inc., a Delaware corporation (the "Company"). It is for use only at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 12, 2001, at 10:00 a.m., local time, and any adjournments or postponements thereof.

  Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

  This proxy material is first being mailed to shareholders on or about December 8, 2000.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  As of September 30, 2000, the outstanding shares of the Company's capital stock consisted of 121,899,309 shares of Class A Common Stock, $0.10 par value ("Class A Common Stock"), and 102,645,048 shares of Class B Common Stock, $0.10 par value ("Class B Common Stock"). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on November 28, 2000, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

  The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

  The enclosed form of proxy also provides a method for shareholders to abstain from voting with respect to the proposals to approve (i) the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Plan Proposal") and (ii) the recommendation that the Board of Directors adopt a workplace code of conduct (the "Shareholder Proposal;"

the Plan Proposal and the Shareholder Proposal may sometimes hereinafter collectively be referred to as the "Proposals"). By abstaining, shares would not be voted either for or against either Proposal, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

  Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on "non-routine" matters in the absence of specific instructions from such customers. This is commonly referred to as a "broker non-vote." Broker non-votes are not relevant to the determination of quorum or whether the proposal to elect directors has been approved. To the extent deemed applicable to the Proposals, broker non-votes will be treated in the same manner as abstentions for quorum and voting purposes (i.e. counted for quorum purposes, but neither being voted for nor against the Proposals and, therefore, having no effect on the outcome of the votes on the Proposals).

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of September 30, 2000 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

                                                             Number of Shares  Percent
 Name and Address of Beneficial Owner     Title of Class    Beneficially Owned of Class
 ------------------------------------     --------------    ------------------ --------
Don Tyson and Tyson Limited            Class B Common Stock    102,598,560(1)    99.9
 Partnership
 2210 West Oaklawn Drive
 Springdale, AR 72762-6999

Sanford C. Bernstein & Co., Inc.       Class A Common Stock     11,750,340(2)     9.6
 One North Lexington Avenue
 White Plains, NY 10601-1785

--------
(1) Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, Senior Chairman of the Board of the Company, and 101,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"). Don Tyson has a
    54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.062 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson and a Director of the Company, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John
    H. Tyson, Chairman, President and Chief Executive Officer of the Company, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, a Director of the Company; Barbara Tyson; John H. Tyson; James B. Blair and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to the above-listed shares of Class B Common Stock, the Partnership also is the record owner of 200,000 shares of Class A Common Stock.
(2) Based solely on information obtained from a Form 13F filed by AXA Financial, Inc. ("AXA") with the Securities and Exchange Commission on or about November 13, 2000. Alliance Capital Management L.P., a subsidiary of AXA, acquired beneficial ownership of 11,750,340 shares of Class A Common Stock through its acquisition of the investment advisory assets of Sanford
    C. Bernstein & Co., Inc. on October 2, 2000. The number of shares beneficially owned as of October 31, 2000, as reported by AXA in its Form 13F was 12,360,690 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in AXA's Form 13F.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of September 30, 2000, by the Company's directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

                             Shares                    Shares    Percent of
                           of Class A   Percent of   of Class B  Outstanding
                          Common Stock Outstanding  Common Stock   Class B   Aggregate
                          Beneficially   Class A    Beneficially   Common      Voting
Name of Beneficial Owner    Owned(1)   Common Stock   Owned(1)      Stock    Percentage
------------------------  ------------ ------------ ------------ ----------- ----------
Don Tyson(2)(3).........     278,197         *      102,598,560     99.9        89.4
Leland E. Tollett(4)....   3,184,024       2.6                                     *
Joe F. Starr(5).........   2,033,833       1.7                                     *
Neely E. Cassady........   1,232,862       1.0                                     *
Donald E. Wray..........     790,258         *                                     *
Gerald M. Johnston......     739,347         *                                     *
John H. Tyson(4)(5).....     623,442         *                                     *
Greg W. Lee.............     198,981         *                                     *
Barbara A. Tyson(4).....     160,682         *                                     *
John S. Lea.............      94,842         *                                     *
William W. Lovette......      68,950         *                                     *
Fred S.Vorsanger........      33,000         *                                     *
Shelby D. Massey........      25,778         *                                     *
Lloyd V. Hackley........      11,018         *                                     *
Jim Kever...............         -0-         *                                     *
Barbara Allen...........         -0-         *                                     *
David A. Jones..........         -0-         *                                     *
All Directors and
 Executive Officers as a
 Group (29 persons).....   9,913,616       8.1      102,598,560     99.9        90.2

--------
 *  Indicates ownership or aggregate voting percentage of less than 1%.
(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's Employee Stock Purchase Plan and Retirement Savings Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options held by certain named individuals.
(2) Includes 200,000 shares of Class A Common Stock owned of record by the Tyson Limited Partnership.
(3) Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership as described in Footnote 1 to the Principal Shareholders table.
(4) Does not include any shares of Class A Common Stock and Class B Common Stock owned of record by the Tyson Limited Partnership of which Leland E. Tollett, John H. Tyson and Barbara Tyson have a general partnership interest. See Footnote 1 to the Principal Shareholders table.
(5) Does not include 485,900 shares of Class A Common Stock held by the Tyson Foundation, a nonprofit charitable organization. Joe F. Starr and John H. Tyson are trustees of the Tyson Foundation and disclaim beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS

  The Board for the ensuing year is currently set at twelve members and may be fixed from time to time by or in the manner provided in the Company's Second Amended and Restated Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of twelve nominees has been chosen by the Board, and the Board recommends that each be elected.

    Don Tyson, 70, Senior Chairman of the Board, served as Chairman of the Board until April 1995 when he was named Senior Chairman. Mr. Tyson served as Chief Executive Officer until March 1991 and has been a member of the Board since 1952.

    John H. Tyson, 47, was named Chairman of the Board of Directors in 1998 and assumed responsibilities as President and Chief Executive Officer in April 2000. He had served as Vice Chairman since 1997 and as President of the Company's Beef and Pork division since 1993. Mr. Tyson has been a member of the Board since 1984.

    Joe F. Starr, 67, a private investor, served as a Vice President of the Company until 1996. Mr. Starr has been a member of the Board since 1969.

    Leland E. Tollett, 63, served as Chairman of the Board and Chief Executive Officer from 1995 to 1998. An employee of the Company since 1959, Mr. Tollett was President and Chief Executive Officer from 1991 to 1995. Mr. Tollett has been a member of the Board since 1984.

    Shelby Massey, 67, is a farmer and a private investor. He served as Senior Vice Chairman of the Board from 1985 to 1988 and has been a member of the Board since 1985.

    Barbara A. Tyson, 51, is a Vice President of the Company. Ms. Tyson has served in related capacities since 1988. Ms. Tyson has been a member of the Board since 1988.

    Lloyd V. Hackley, 60, is President and Chief Executive Officer of Lloyd
  V. Hackley and Associates, Inc. He is a director of Branch Banking and Trust Corporation headquartered in Winston-Salem, North Carolina. He was President of the North Carolina Community College System from 1995 to 1997. Mr. Hackley has been a member of the Board since 1992.

    Donald E. Wray, 63, retired as President of the Company in March 2000 after 39 years with the Company in various capacities. He served as President and Chief Operating Officer from 1995 to 1999 after serving as Chief Operating Officer since 1991. Mr. Wray has been a member of the Board since 1994.

    Gerald M. Johnston, 58, a private investor, was Executive Vice President of Finance for the Company from 1981 to 1996 when he retired and became a consultant to the Company. He is a director of Fairfield Communities, Inc. Mr. Johnston has been a member of the Board since 1996.

    Jim Kever, 48, is a director of Quintiles Transnational and has served as Chief Executive Officer of Envoy Corporation, a subsidiary of Quintiles, since Envoy was acquired by Quintiles in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of Envoy from August 1995 until March 1999 and as a director from Envoy's incorporation in August 1994 until March 1999. Mr. Kever is also a director of Transaction System Architects, Inc., a supplier of electronic payment software products and network integration solutions, and 3D Systems Corporation, a manufacturer of technologically advanced solid imaging systems and prototype models. Mr. Kever has been a member of the Board since 1999.

    David A. Jones, 51, has been Chairman and Chief Executive Officer of Rayovac Corporation since 1996. Before joining Rayovac, Mr. Jones served as President, Chief Executive Officer and Chairman of Thermoscan, Inc. and as President, Chief Executive Officer and Chairman of Regina Company. He was previously with Electrolux Corporation and General Electric Co. Mr. Jones is also a director of SCI, Inc., an electronics manufacturer, and Spectrum Brands, a specialty chemical manufacturer. Mr. Jones was elected to the Board in August 2000.

    Barbara Allen, 48, is President and Chief Operating Officer of Paladin Resources and has served in those capacities since 1999. Before joining Paladin Resources, Ms. Allen was President of Corporate Supplier Solutions for Corporate Express from 1998 to 1999. Previously, she was with Quaker Oats Co. for 23 years where she held several senior positions including Executive Vice President of International Foods, Vice President of Corporate Strategic Planning, President of the Frozen Foods Divison and Vice President of Marketing. Ms. Allen is also a director of Maytag Corporation and Chart House Enterprises. Ms. Allen was elected to the Board in November 2000.

  Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Mr. Jones and Ms. Allen, were elected at the last Annual Meeting of Shareholders. Mr. Jones was elected by the Board in August 2000 and Ms. Allen was elected by the Board in November 2000. John H. Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John H. Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

  On August 22, 1996, Don Tyson entered into a Stipulation and Consent with the Securities and Exchange Commission ("SEC") pursuant to which Mr. Tyson, without admitting or denying any wrongdoing, consented and agreed to the entry of a Final Judgment permanently enjoining him from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and requiring the payment of a civil money penalty of $46,125. The Stipulation and Consent was entered as a Final Judgment on October 8, 1996, by the United States District Court for the Western District of Arkansas. The Stipulation and Consent arose as a result of the SEC's investigation of certain purchases and sales of common stock of Arctic Alaska Fisheries Corporation by Fred Cameron, an acquaintance of Mr. Tyson, in June 1992.

  Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing twelve nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

  The Board does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year.

  The Board has a compensation committee (the "Compensation Committee") whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. The Compensation Committee, comprised of Fred S. Vorsanger, Shelby D. Massey and Neely E. Cassady, held two meetings during fiscal 2000. The

Compensation Committee has established a special subcommittee (the "Compensation Subcommittee") thereof comprised of Fred S. Vorsanger and Neely
E. Cassady for the purpose of administering the Company's performance-based compensation plans. The Compensation Subcommittee held two meetings during fiscal 2000. On November 17, 2000 the Board elected Lloyd V. Hackley and Barbara Allen to the Compensation Committee as replacements for Messrs. Vorsanger and Cassady.

  The Board has an audit committee (the "Audit Committee") which consists of Fred S. Vorsanger, Neely E. Cassady, Lloyd V. Hackley, Jim Kever and David A. Jones. See "Report of Audit Committee" contained herein. Each of these individuals qualifies as an "independent" director under the current listing standards of the New York Stock Exchange. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on August 11, 2000, a copy of which is attached as Appendix "A" to this Proxy Statement. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by regular review of the Company's financial information, systems of internal controls regarding finance, accounting, legal compliance and ethics and auditing, accounting and financial reporting processes in accordance with the policies established by the Board and management. During fiscal 2000, the Audit Committee met four times. On November 17, 2000, the Board elected Barbara Allen, an independent director, to the Audit Committee. In fiscal 2001, the Audit Committee will consist of Mr. Kever, Mr. Hackley, Mr. Jones and Ms. Allen.

  The Board has a special committee (the "Special Committee") for the purpose of overseeing and reviewing related party and other special transactions between the Company and its directors, executive officers or their affiliates. The Special Committee is comprised of Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey and Neely E. Cassady. The Special Committee held two meetings during fiscal 2000. On November 17, 2000, the Board elected Jim Kever and David A. Jones to the Special Committee as replacements for Messrs. Vorsanger and Cassady.

  The Board held four regularly scheduled meetings in fiscal 2000. All current directors attended at least 75% of the Board and committee meetings held during fiscal year 2000 with the exception of Shelby D. Massey, who attended two Board meetings and no committee meetings, David A. Jones, who was elected in August 2000, and Barbara Allen, who was elected in November 2000.

                   PROPOSAL TO APPROVE THE TYSON FOODS, INC.
                           2000 STOCK INCENTIVE PLAN

   On August 11, 2000, the Board adopted the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Plan") subject to approval of the shareholders of the Company. At the Annual Meeting, shareholders will be asked to consider and vote on the approval of the Plan. The Board believes that the granting of stock options and other stock-based awards will assist the Company in its efforts to attract and retain highly qualified persons to serve as directors, officers, employees, consultants and other service providers and recommends that the shareholders of the Company approve the Plan.

   The Board has reserved 7,000,000 shares of Class A Common Stock for issuance under awards that may be made under the Plan, subject to adjustment as provided in the Plan.

   Applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), restrict the Company's ability, in the absence of shareholder approval, to grant incentive stock options under Code Section 421 and to claim deductions which may otherwise be associated with the grant of nonqualified options or other equity awards under Code Section 162(m). The Company is seeking shareholder approval of the Plan to comply with these Code provisions, as well as, to comply with New York Stock Exchange listing standards.

                               Terms of the Plan

Administration

   The Plan will be administered by the Compensation Subcommittee. When appointing members to the Compensation Subcommittee, the Board considers the advisability of complying with the disinterested standards contained in both
Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Subcommittee will consist of Lloyd V. Hackley and Barbara Allen. The Compensation Subcommittee has the authority to grant awards under the Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Plan.

Awards

   The Plan permits the Compensation Subcommittee to make awards of shares of Class A Common Stock, awards of derivative securities related to the value of Class A Common Stock and tax reimbursement payments to eligible persons. These discretionary awards may be made on an individual basis or pursuant to a program approved by the Compensation Subcommittee for the benefit of a group of eligible persons. The Plan permits the Compensation Subcommittee to make awards of a variety of equity-based incentives, including stock awards, options to purchase shares of Class A Common Stock, stock appreciation rights, dividend equivalent rights, performance unit awards and phantom shares (collectively, "Stock Incentives").

   The number of shares of Class A Common Stock as to which any Stock Incentive is granted and to whom any Stock Incentive is granted will be determined by the Compensation Subcommittee, subject to the provisions of the Plan. Stock Incentives may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Compensation Subcommittee, to the extent not otherwise inconsistent with the terms of the Plan. Stock Incentives generally are not transferable or assignable during a holder's lifetime, subject to such terms as may be established by the Compensation Subcommittee.

Stock Incentives

   Options. The Plan provides for the grant of incentive stock options and nonqualified stock options. The Compensation Subcommittee will determine whether an option is an incentive stock option or a nonqualified stock option at the time the option is granted, and the option will be evidenced by a stock incentive agreement. Options may be made exercisable pursuant to the terms established by the Compensation Subcommittee, to the extent not otherwise inconsistent with the terms of the Plan. No eligible employee may be granted during any single calendar year rights to shares of Class A Common Stock under options or stock appreciation rights which, in the aggregate, exceed 1,000,000 shares of Class A Common Stock.

   The exercise price of an option shall be set forth in the applicable Stock Incentive agreement. The exercise price of an incentive stock option may not be less than the fair market value of the Class A Common Stock on the date of the grant (nor less than 110% of the fair market value if the participant owns more than 10% of the stock of the Company or any subsidiary). At the time an incentive stock option is exercised, the Company will be entitled to place a legend on the certificates representing the shares of Class A Common Stock purchased pursuant to the option to identify them as shares of Class A Common Stock purchased upon the exercise of an incentive stock option. Nonqualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Class A Common Stock on the date that the option is granted. The Compensation Subcommittee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Class A Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Class A Common Stock otherwise issuable at the time of exercise withheld. The Compensation Subcommittee also may authorize financing by the Company to assist a participant with payment of the exercise price.

   The term of an option shall be specified in the applicable Stock Incentive agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the stock of the Company or any subsidiary will not be exercisable after the expiration of five (5) years after the date the option is granted.

   Stock Appreciation Rights. Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Compensation Subcommittee may provide that they are exercisable at the discretion of the holder or that they will be paid at a specific time or times or upon the occurrence or non-occurrence of events that may be specified in the applicable Stock Incentive agreement. Stock appreciation rights may be settled in shares of Class A Common Stock or in cash, according to terms established by the Compensation Subcommittee with respect to any particular award.

   Stock Awards. The Compensation Subcommittee may grant shares of Class A Common Stock to a participant, subject to restrictions and conditions, if any, as the Compensation Subcommittee shall determine.

   Other Stock Incentives. Dividend equivalent rights, performance units and phantom shares may be granted in numbers or units and subject to any conditions and restrictions as determined by the Compensation Subcommittee and will be payable in cash or shares of Class A Common Stock, as determined by the Compensation Subcommittee.

Tax Reimbursement Payments

   The Compensation Subcommittee may make cash tax reimbursement payments designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

Termination of Stock Incentives

   The terms of a particular Stock Incentive may provide that it terminates, among other reasons, upon the holder's termination of employment or other status with respect to the Company or any affiliate of the Company, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company; provided that, the terms of any incentive stock option will provide that all unexercised options will expire, terminate and become unexercisable no later than three months following termination of employment for reasons other than death or disability and one year following the holder's death or disability. Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Compensation Subcommittee's discretion, Stock Incentives that are subject to termination may be canceled, accelerated, paid or continued, subject to the terms of the applicable agreement reflecting the terms of a Stock Incentive and to the provisions of the Plan.

Certain Reorganizations

   The number of shares of Class A Common Stock reserved for issuance in connection with the grant or settlement of a Stock Incentive or to which a Stock Incentive is subject, as the case may be, and the exercise price of an option are subject to adjustment in the event of any recapitalization of the Company or similar event which occurs without the receipt of consideration.

   In the event of certain corporate reorganizations, Stock Incentives may be substituted, canceled, accelerated, cashed-out or otherwise adjusted by the Compensation Subcommittee, provided that any adjustment is not inconsistent with the terms of the Plan or any agreement reflecting the terms of a Stock Incentive. The Company may also use the Plan to assume obligations previously incurred in favor of persons who are eligible to participate under the Plan.

Amendments or Termination

   Although the Plan may be amended or terminated by the Board without shareholder approval, the Board also may condition any amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No amendment or termination by the Board may adversely affect the rights of a holder of a Stock Incentive without the holder's consent.

                Benefits to Named Executive Officers and Others

   As of November 30, 2000, no Stock Incentives have been granted under the Plan. In addition, the Compensation Subcommittee has not yet made any determination as to which eligible participants will be granted Stock Incentives under the Plan in the future.

                        Federal Income Tax Consequences

   The following discussion outlines generally the federal income tax consequences of participation in the Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Plan.

Incentive Stock Options

   A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Class A Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Class A Common Stock and the amount for which he or she sells the Class A Common Stock. If the participant does not sell the shares of Class A Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Class A Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction. If the participant sells the shares of Class A Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

Nonqualified Options

   A participant will not recognize income upon the grant of a nonqualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction.

   Depending upon the time period shares of Class A Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

   Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Class A Common Stock to the Company.

Other Stock Incentives

   A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (collectively, the "Other Equity Incentives"). Generally, at the time a participant receives payment under any Other Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Class A Common Stock received, and the Company will then be entitled to a corresponding deduction.

   A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. When the shares of Class A Common Stock that are subject to the stock award become transferable and are no longer subject to a substantial risk of forfeiture, however, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time.

                             Shareholder Approval

   The Board seeks shareholder approval because approval is required under the Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any nonqualified options and stock appreciation rights granted under the Plan. The Board is also seeking shareholder approval to ensure compliance with New York Stock Exchange listing standards.

Board Recommendation

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PLAN PROPOSAL.

   PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PLAN PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

                                 Vote Required

   Approval of the Plan Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

                             SHAREHOLDER PROPOSAL

   The following Shareholder Proposal was submitted by the General Board of Pension and Health Benefits of the United Methodist Church ("GBPHB"), 1201 East Davis Street, Evanston, Illinois 60201-4118 (who has notified the Company that it was the beneficial owner of 132,700 shares of Class A Common Stock as of August 1, 2000) for consideration by the shareholders of the Company:

   "Whereas: Consumers and shareholders are increasingly concerned about the conditions under which the goods they purchase and the food they eat are produced. Although the poultry industry is a profitable and important industry, and is one of the fastest growing industries in the U.S., poultry workers are low-wage workers, living in areas where employment in the local processing plant and related operations is often the only work available.

   Many poultry workers are Latino immigrants, who are afraid to raise workplace issues to management because of threats, including firing, and are often unaware of their labor rights under the law. These workers are among the poorest of the poor in their geographic areas. We believe poultry workers must be paid living wages with family benefits and must be able to organize a union without fear of reprisals.

   The U.S. Department of Labor, in a 1998 investigation of the poultry industry, found that more than 60 percent of the 51 plants they investigated had violated wage and hour laws.

   At a Tyson plant in Corydon, Indiana in 1999, more than 250 poultry workers were forced to strike by the nation's largest and most profitable poultry company when management demanded that paid breaks for workers be eliminated, overtime rates be reduced, and contract protections be gutted.

   As shareholders in the company, we are concerned by reports of labor violations in Tyson plants. We believe that publicity related to workplace violations has an adverse impact on our company's image and negatively affect shareholder value.

   As a national poultry industry leader, Tyson should take appropriate steps to implement and enforce policies that protect workers' rights and prevent costly lawsuits and negative publicity. Companies in other industries have developed and implemented codes of conduct to ensure that worker rights are respected and abusive workplace conditions are eliminated.

   Resolved: The shareholders request that the Board of Directors adopt a workplace code of conduct to be reported to shareholders by September 2001.

                             Supporting Statement

   The code of conduct should be based on the International Labor
Organization's (ILO) Conventions on workplace rights and include the following principles:

   1. All workers have the right to form and join trade unions and to bargain collectively (ILO Conventions 87 and 98).

   2. Workers' representatives shall not be the subject of discrimination (ILO Convention 135).

   3. There shall be no discrimination or intimidation in employment (ILO Conventions 100 and 111).

   4. The company shall establish consistent standards for workers' health and safety, and promote a fair and dignified quality of life for workers and their communities."

   The foregoing is the verbatim submission of GBPHB. All statements therein are the sole responsibility of GBPHB, and neither the management of the Company nor the Board have verified their accuracy.

                         Board Of Directors' Statement
                     In Opposition To Shareholder Proposal

   The Company is committed to operating in full compliance with all applicable laws and has adopted and implemented a code of conduct regarding a variety of matters, including fair treatment of employees. The Company has also implemented a substantial and ongoing education effort to assure that all team members understand both the spirit and letter of these requirements and has established a helpline so that employees can raise concerns and have them promptly addressed with confidentiality, care and respect. Your Board of Directors therefore does not believe that the code of conduct suggested in the Shareholder Proposal is necessary and recommends a vote against the Shareholder Proposal.

Board Recommendation

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

   PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

                                 Vote Required

   Approval of the Shareholder Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Senior Chairman, the Chairman, President and Chief Executive Officer and the three highest paid executive officers of the Company for such period in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                           Annual Compensation                Compensation Awards
                          ----------------------              ---------------------
                                                                        Restricted   All Other
   Name and Principal                            Other Annual Options      Stock    Compensation
        Position          Year  Salary   Bonus   Compensation   (1)         (1)       (2,3,4)
   ------------------     ---- -------- -------- ------------ --------- ----------- ------------
Don Tyson,                2000 $600,000 $200,000 $344,001(5)        -0-         -0-   $135,000
 Senior Chairman of the   1999 $600,000 $310,000 $350,266(5)        -0-         -0-   $143,400
 Board                    1998 $600,000 $ 86,656 $437,444(5)        -0-         -0-   $170,875

John H. Tyson,            2000 $650,000 $    -0- $132,886(6)        -0-    $483,750   $108,000
 Chairman, President and  1999 $650,000 $375,000 $124,587(6)    150,000         -0-   $102,786
 Chief Executive Officer  1998 $250,832 $170,000 $ 75,389(6)        -0-         -0-   $ 83,139

Greg W. Lee,              2000 $412,500 $110,000     N/A            -0-    $322,500   $ 38,077
 Chief Operating Officer  1999 $379,167 $150,000     N/A         80,000         -0-   $ 37,063
                          1998 $331,089 $120,000     N/A            -0-         -0-   $ 34,847

William W. Lovette,       2000 $305,000 $ 63,500     N/A            -0-    $215,000   $ 11,482
 President, Food Service  1999 $264,583 $ 80,000     N/A         60,000         -0-   $ 12,674
 Group                    1998 $255,705 $ 80,000     N/A            -0-         -0-   $ 12,273

John S. Lea, Executive    2000 $285,000 $ 65,000     N/A            -0-    $215,000
 Vice President and       1999 $265,833 $ 85,000     N/A         60,000         -0-   $ 24,666
 Chief                    1998 $258,955 $ 85,000     N/A            -0-         -0-   $ 24,150
 Marketing Officer                                                                    $ 22,836

--------
(1) On May 4, 2000, the Company canceled option grants to Messrs. John H. Tyson, Lee, Lovette and Lea for 150,000, 80,000, 60,000 and 60,000 shares, respectively, and awarded Messrs. John H. Tyson, Lee, Lovette and Lea 45,000, 30,000, 20,000 and 20,000 restricted shares, respectively, of Class A Common Stock under the Company's Restricted Stock Bonus Plan. (See "Report of the Compensation Committee--Stock-Based Compensation"). The restriction expires over periods through December 1, 2003. The amounts set forth above are based on the $10.75 market value of Class A Common Stock on May 4, 2000.

(2) In 2000, "All Other Compensation" includes the following for Messrs. Don Tyson, John H. Tyson, Lee, Lovette and Lea: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $32,500; $20,625; $3,050 and $14,250 for each named executive respectively; (ii) Company contributions to the Executive Savings Plan of $-0-; $1,700; $10,652; $1,632 and $3,616 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $-0-; $6,800; $6,800; $6,800 and $6,800 on behalf of each named executive, respectively, to match a portion of 2000 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John H. Tyson, $105,000 and $67,000 respectively, which represents the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John H. Tyson for which the Company will be reimbursed for premiums paid.

(3) In 1999, "All Other Compensation" includes the following for Messrs. Don Tyson, John H. Tyson, Lee, Lovette and Lea: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $32,500; $18,958; $2,646 and $13,292 for each named executive respectively; (ii) Company contributions to the Executive Savings Plan of $8,400; $7,825; $11,705; $3,628 and $4,458 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $-0-; $6,400; $6,400; $6,400 and $6,400 on behalf of each named executive, respectively, to match a portion of 1999 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John H. Tyson, $105,000 and $56,061 respectively, which represents the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John H. Tyson for which the Company will be reimbursed for premiums paid.

(4) In 1998, "All Other Compensation" includes the following for Messrs. Don Tyson, John H. Tyson, Lee, Lovette and Lea: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $12,542; $16,554; $2,349 and $11,894 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $29,475; $8,136; $11,893; $3,524 and $4,542 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $6,400; $6,400; $6,400; $6,400 and $6,400 on behalf of each named executive, respectively, to match a portion of 1998 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John H. Tyson, $105,000 and $56,061 respectively, which represents the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John H. Tyson for which the Company will be reimbursed for premiums paid.

(5) In 2000, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $191,652 and $133,457, respectively. In 1999, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $193,082 and $134,453, respectively. In 1998, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $235,800 and $164,200, respectively.

(6) In 2000, "Other Annual Compensation" for Mr. John H. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $62,928 and $58,203, respectively. In 1999, "Other Annual Compensation" for Mr. John H. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $58,701 and $54,294, respectively. In 1998, "Other Annual Compensation" for Mr. John H. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $33,453 and $30,942, respectively.

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                  Options at FY-end       In-the-Money Options
                           Shares                    Unexercised              at FY-end(1)
                         Acquired on  Value   ------------------------- -------------------------
      Name                Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
      ----               ----------- -------- ----------- ------------- ----------- -------------
Don Tyson...............     --        --          --           --          --           --
John H. Tyson...........     --        --       42,000       51,750         --           --
Greg W. Lee.............     --        --       47,250       72,750         --           --
William W. Lovette......     --        --       31,410       52,740         --           --
John S. Lea.............     --        --       38,040       52,110         --           --

--------
(1) No unexercised In-the-Money Options were in existence at September 30,
    2000.

Director Compensation

  Neely E. Cassady, Fred S. Vorsanger, Lloyd V. Hackley, Shelby D. Massey, Joe
F. Starr, Jim Kever, David A. Jones and Barbara Allen, outside directors serving on the Board, receive an annual retainer of $30,000, while Don Tyson, John H. Tyson, Leland E. Tollett, Barbara A. Tyson, Donald E. Wray and Gerald
M. Johnston, directors who are also employees or consultants of the Company, receive $2,500 per regular quarterly meeting. Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities.

Arrangements Upon Termination of Employment

  The Company and Don Tyson executed an employment contract on August 1, 1997. This contract currently provides for his active employment through December 31, 2000, and his employment thereunder is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The annual salary under this contract is a minimum of $600,000 per annum. If Mr. Tyson becomes disabled while serving as an employee of the Company, he would be entitled to an annual salary during the period of such disability in an amount equal to one-half of his average total compensation (salary, bonuses and payments relating to travel and entertainment) (the "Average Annual Compensation") for the three years immediately prior to the date of his disability. In the event of his death while serving as an employee of the Company, annual payments would be made to his heirs for a period of ten years in an amount equal to (i) 50% of his Average Annual Compensation for the three years immediately prior to the date of his death, or (ii) if Mr. Tyson dies while receiving disability payments, the amount of his annual disability benefits. The death and disability benefits are funded by life insurance paid for by the Company of which it is also the sole beneficiary. Upon Mr. Tyson's retirement from active employment, he will receive, for the remainder of his life, annual compensation for certain advisory services he has agreed to perform in an amount equal to his disability benefits, calculated from the date of his retirement. The contract provides that the Company may not merge or consolidate with any other organization unless such organization expressly assumes the duties of the Company set forth in the contract. Accordingly, the contract could have the effect of deterring attempts to acquire control of the Company which involve such transactions and are opposed by Mr. Tyson.

  The Company and Wayne Britt, who retired as President and Chief Executive Officer in April 2000, have entered into a contract which provides that he will continue to furnish advisory services to the Company for a period of up to seven years following the date of his retirement. In consideration for his advisory services, Mr. Britt will receive $200,000 for each of the first three years and $100,000 for each of the next four years. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Britt's death, (i) the above described benefits will be paid to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Britt will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

                       REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee was comprised during fiscal 2000 of Messrs. Shelby D. Massey, Fred S. Vorsanger and Neely E. Cassady. The Compensation Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to certain of the Company's compensation plans which require approval and administration solely by a committee comprised of "outside/disinterested directors." Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee, comprised of Messrs. Vorsanger and Cassady during fiscal 2000, for the purpose of administering awards under the Company's performance-based compensation plans as required by Section 162(m) of the Code.

  The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company's compensation policy as it related to executive officers for fiscal 2000.

Compensation Policy

  The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with (i) bonuses based upon a "balanced scorecard" management approach, (ii) equity-based compensation and (iii) incentive and deferred compensation.

  Under the "balanced scorecard" management approach, performance is measured based upon the achievement of corporate and divisional goals. Accordingly, in years in which the corporate and divisional goals are achieved or exceeded, executive compensation tends to be higher than in years in which goals are not achieved or exceeded. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

  In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." Section 162(m) is not expected to have an impact or result in the loss of a deduction with respect to cash compensation paid to the Company's executives during the last fiscal year. With respect to stock-based compensation, it is intended that the Tyson Foods, Inc. 2000 Stock Incentive Plan will take advantage of an exemption from Section 162(m) for stock option grants.

Performance Measures

  In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings per share and return on invested capital. These factors are compared with problems and advantages (both external and internal) that are unique to the industry, performance in prior years and performance of other companies in the industry. In fiscal 2000, approximately 90% of the Company's revenues were derived from the sale of poultry and poultry products. Accordingly, the Company believes that its performance should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance. Therefore, the Company compared its performance during fiscal 2000 against a peer industry group currently consisting of Cagle's, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc. Although there are other producers of poultry and poultry products, the Compensation Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company.

Fiscal 2000 Compensation

  For fiscal 2000, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, (iv) contributions under the Company's broad-based Employee Stock Purchase Plan and Retirement Savings Plan which are fixed as a percentage of employee participant contributions, and (v) grants of restricted stock under the Company's Restricted Stock Bonus Plan.

Base Salary

  Executives' base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company's executive officers as a whole are comparable with the base salaries of other persons similarly situated.

Cash Bonuses

  The Company instituted a new bonus plan for fiscal year 2000. The bonus plan is based upon a "balanced scorecard" management approach. Under this approach, division scorecards, which relate to the specific operations and goals of each division, and a corporate scorecard, which better reflects corporate targets and key business objectives, were developed. The primary objective of this new bonus plan is to provide management a clearer connection between business results and individual rewards. Under this bonus plan, management will be rewarded on a scale of targeted bonuses based upon corporate and divisional achievement of goals together with an additional discretionary component.

  Fiscal 2000 was a year of extreme challenges for the Company. Oversupply in the domestic chicken market during the fiscal year presented significant challenges for management and adversely affected financial results and the ability of the Company to achieve its performance goals. However, the Company continued to grow its core value-added business and reduced its inventories. The Company's cash flow allowed it to reduce debt by $262 million and buy back $69 million of its stock. After balancing the Company's performance, challenges and achievements in fiscal 2000 with the importance of rewarding and retaining a sound management team for the future, the Compensation Committee, upon the advice and recommendation of the Chairman, President and the Chief Executive Officer, determined to award, on a subjective basis, the discretionary component of targeted bonuses.

Stock-Based Compensation

  The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options or other equity based compensation, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Subcommittee. In making such determination, the Compensation Subcommittee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman, President and Chief Executive Officer, the Compensation Subcommittee, on May 4, 2000, canceled approximately 4.3 million option shares and awarded approximately 1 million restricted shares of Class A Common Stock to executive officers and managers under the Company's Restricted Stock Bonus Plan. The restriction expires over periods through December 1, 2003. The Committee did not award any options during fiscal 2000.

Senior Chairman and Chairman, President and CEO Compensation

  The general approach used in setting the base compensation for Don Tyson, the Company's Senior Chairman, and John H. Tyson, the Company's Chairman, President and Chief Executive Officer, has been to provide compensation which is comparable and competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders.

  Effective fiscal 1995, the Compensation Subcommittee (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of Section 162(m). The performance-based plan provides that participants thereunder are entitled to receive a pro-rata percentage of a "bonus pool" to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company's pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Subcommittee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan.

  The only participants under the Senior Executive Performance Bonus Plan during fiscal year 2000 were Don Tyson, John H. Tyson and Wayne Britt, who retired in April 2000. Based upon Messrs. Don Tyson's, John H. Tyson's and Wayne Britt's pro-rata percentage of the bonus pool, the Compensation Subcommittee has determined that they would have been eligible for a cash bonus in fiscal 2000 of $1,290,092, $703,687 and $351,843, respectively. Based in part on such eligibility, the Compensation Subcommittee awarded Messrs. Don Tyson, John H. Tyson and Wayne Britt bonuses of $200,000, $-0- and $-0-, respectively.

Summary

  The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2000 adequately reflect the Company's compensation goals and policies.

                                          Fred S. Vorsanger*
                                          Neely E. Cassady*
                                          Shelby D. Massey

*Members of Compensation Subcommittee

                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 30, 2000. The Committee also has discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm's independence from management and the Company.

  Based on the review and discussions referred to in the above paragraph, the Committee recommends to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

                                          Jim Kever, Chairman
                                          Fred S. Vorsanger
                                          Neely E. Cassady
                                          Lloyd V. Hackley
                                          David A. Jones

                              COMPANY PERFORMANCE

  The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P Foods 500 Index, the S&P 500 Index and an index of peer companies selected by the Company.

                                    [GRAPH]

                                 INDEXED RETURNS

                                 Base
                                Period            Years Ending
Company Name/Index              Sep 95  Sep 96  Sep 97  Sep 98  Sep 99  Sep 00
------------------------------------------------------------------------------
TYSON FOODS INC - CLA             100    99.80  132.07  112.60   93.69   57.83
S&P 500 INDEX                     100   120.33  169.00  184.29  235.53  266.82
FOODS-500                         100   123.42  164.55  174.71  168.01  159.20
PEER GROUP                        100   102.49  142.32  160.45  115.64  108.85

Peer Group Companies: Cagle's Inc. - CLA, Golden Poultry Co Inc (Acquired by Gold Kist Inc. 10/97), Hudson Foods Inc - CLA (Acquired by Tyson Foods Inc 2/98),Pilgrims Pride Corp, Sanderson Farms Inc, WRL Foods Inc

                               ----------------

                     Source: S&P Compustat Services, Inc.

  The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the peer group, the S&P Foods 500 Index and the S&P 500 Index is based on the stock price or composite index at the end of fiscal 1995. The Company has for the first time included a comparison with the S&P Foods 500 Index. In future years the Company will discontinue the comparison with the broader-based S&P 500 Index in favor of the S&P Foods 500 Index. Because the S&P Foods 500 Index is comprised of participants in the food industry, the Company believes that a comparison to that index is more appropriate and meaningful.

  The above graph compares the performance of the Company with that of the S&P Foods 500 Index, the S&P 500 Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Cagle's, Inc., Golden Poultry Company, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc.; however, 1998, 1999 and 2000 do not include Golden Poultry Company, Inc. which was acquired by Gold Kist, Inc. in October 1997, and Hudson Foods, Inc., which was acquired by the Company in January 1998. It has also been announced that Pilgrim's Pride Corporation will acquire WLR Foods, Inc. in January 2001. These companies were approved by the Compensation Committee.

                             CERTAIN TRANSACTIONS

  The Company has historically engaged in lease agreements and other transactions with various of its executive officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 2000. The Company anticipates that it will continue to engage in similar transactions with such persons in the future. All new and any renewed related party transactions are reviewed by the Special Committee.

Loans

  During fiscal 2000, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its executive officers, directors or affiliates.

Other Transactions

  The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and executive officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

  1. During fiscal 2000, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $587,970; (ii) a partnership of which John H. Tyson and the Estate of Randal Tyson are partners, $299,558; (iii) entities in which Joe F. Starr and the children of Don Tyson, including John H. Tyson, are partners or owners, $995,968; (iv) the Tyson Children Partnership, of which John H. Tyson is a partner, $540,000; (v) Estate of Randal Tyson, $107,092; (vi) Estates of John and Helen Tyson, of which Don Tyson is executor, $30,000; (vii) Leland E. Tollett, $216,898;
(viii) certain entities controlled by Joe F. Starr, $93,133; and (ix) Gerald
M. Johnston, $280,726.

  2. The Company has an aircraft operation agreement with the Estates of John and Helen Tyson on a month-to-month basis with aggregate payments of $230,592 for fiscal 2000.

  3. During fiscal 2000, the Company had a contract for swine growout services with a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $140,952.

  4. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen research and development farm with Leland E. Tollett with aggregate payments of $624,077 during fiscal 2000.

  5. Certain persons, including some executive officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 2000, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were:
Don Tyson, $6,602,549; Joe F. Starr, $1,887,174; Barbara A. Tyson, $741,800;
and John H. Tyson, $1,683,967.

  6. During fiscal 2000, the Company had contracts for poultry growout services with (i) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $129,011; and (ii) an entity owned by Gerald M. Johnston with aggregate payments of $82,308.

  7. The Company previously entered into an agreement, which was amended effective October 1, 1997, with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $2,776,045 for fiscal 2000 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $1,907,255 for fiscal 2000 pursuant to such agreement.

  8. During fiscal 2000, the Company leased office and warehouse space from entities in which Joe F. Starr and the children of Don Tyson, including John
H. Tyson, are partners or owners, with aggregate lease payments of $186,000.

  9. Certain unimproved real property was sold by the Company in June 2000 to an entity controlled by the daughter and son-in-law of the Senior Chairman of the Board for $5,198,000. The purchase price was in excess of the market value as determined by a current independent appraisal.

                 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

  The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

  Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year, all filing requirements applicable to directors and executive officers have been complied with except that. Joe F. Starr filed a Form 4 Statement of Change in Beneficial Ownership 3 days late for the month of February 2000 to report a purchase of Class A Common Stock.

                            AUDITORS TO BE PRESENT

  A representative of Ernst & Young LLP, the Company's auditors for fiscal 2000 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders (the "2002 Annual Meeting") must be received by the Company on or before August 11, 2001, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

  Additionally, the Company's bylaws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the "Proponent"), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent's notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company's 2002 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2002 Annual Meeting will be made in the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2001, which report will be filed with the Securities and Exchange Commission in August 2001.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                       ADDITIONAL INFORMATION AVAILABLE

  UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF NOVEMBER 28, 2000, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                                 OTHER MATTERS

  So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          R. Read Hudson
                                          Secretary

December 8, 2000

                                 APPENDIX "A"

                                    CHARTER
                                    of the
                                AUDIT COMMITTEE
                                    of the
                    BOARD of DIRECTORS of TYSON FOODS, INC.

I. PURPOSE

  The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors of Tyson Foods, Inc. (the "Company") in fulfilling its oversight responsibilities (except where such role has been specifically delegated to another standing committee of the Board of Directors) by reviewing (a) the financial reports and other financial information provided by the Company to shareholders, potential shareholders, and the investment community; (b) the Company's systems of internal controls regarding finance and accounting that management and the Board of Directors have established; and (c) the Company's auditing, accounting and financial reporting processes in general. Consistent with this function, the Committee shall encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting, auditing and accounting processes and systems of internal controls regarding finance and accounting compliance.

  . Review and appraise the audit efforts of the Company's independent auditor and internal audit department.

  . Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditor, and the Board of Directors.

  In fulfilling its responsibilities, the Committee shall have direct access to the independent auditor as well as anyone within the Company. Subject to review and approval by the Board of Directors, the Committee shall have the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Committee will primarily fulfill its responsibilities by carrying out the activities outlined in Section IV of this Charter.

II. COMPOSITION

  Members of the Committee shall meet the qualification requirements of Rule
303.01 (or any successor thereto) of the New York Stock Exchange. The Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent of management and free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise.

  The Board of Directors shall ultimately determine in its business judgment the adequacy of the financial literacy and independence qualifications of each member of the Committee.

  The Chairman of the Board of Directors of the Company shall appoint the members of the Committee and the Committee Chairperson.

III. MEETINGS

  The Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall provide sufficient opportunity for the internal and independent auditors to meet with the Committee without members of management present. The Committee, or at least its Chairperson, shall meet quarterly with the independent auditor and management to review the Company's financial statements pursuant to item 1 in Section IV below.

IV. RESPONSIBILITIES

  In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to effectively react to changing conditions. To fulfill its responsibilities, the Committee shall obtain the approval of the Board of Directors for the adoption of this Charter and review and reassess this Charter on an annual basis. More specifically, the Committee shall:

Report Review

  1. Review the Company's quarterly financial statements with financial management and the independent auditor prior to the filing of the Company's Quarterly Report on Form 10-Q to determine that the independent auditor does not take exception to the disclosure and content of the financial statements. Also, any other matters required to be communicated to the Committee by the independent auditor pursuant to Statement on Auditing Standards ("SAS") No. 61, Communication With Audit Committees, shall be discussed, including significant adjustments, management judgments and accounting estimates, significant new accounting policies, and disagreements with management. The Chairperson may represent the entire Committee for purposes of this review.

  2. Review the Company's annual audited financial statements contained in the annual report to shareholders with financial management and the independent auditor prior to the filing of the Company's Annual Report on Form 10-K to determine that the independent auditor does not take exception to the disclosure and content of the financial statements. Also, review with financial management and the independent auditor the results of their timely analysis of significant financial reporting issues and practices, and discuss any other matters required to be communicated to the Committee by the independent auditor pursuant to SAS No. 61.

  3. Inquire of management, the internal auditor, and the independent auditor about significant financial risks or exposures to the Company and assess the steps management has taken to mitigate such risks or exposures.

The Independent Auditor

  4. Review and recommend to the Board of Directors the independent auditor to be selected to audit the annual financial statements of the Company and its divisions and subsidiaries.

  5. Maintain a clear understanding with the independent auditor that it is ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders, and that the Board of Directors and the Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor.

  6. Meet with the independent auditor and financial management of the Company to review the scope of the proposed audit for the current year, including timely quarterly reviews. In addition, review procedures to be utilized by the independent auditor, the amount of the independent auditor's compensation, and at the conclusion of such engagement, any comments or recommendations of the independent auditor.

  7. Review with financial management and the independent auditor their judgments about (1) the quality, not just acceptability, of the Company's accounting principles; (2) the consistency of application of the Company's accounting policies; (3) the clarity and completeness of the financial statements and related disclosures; and (4) any other significant decisions made in preparing the financial statements.

  8. On an annual basis, obtain from the independent auditor a written communication delineating all relationships between the independent auditor and the Company as required by Independence Standards Board ("ISB") Standard No. 1, Independence Discussions With Audit Committees. In addition, review with the independent auditor the nature and scope of any disclosed relationships or professional services and take, or recommend the Board of Directors take, appropriate action to ensure the continuing independence of the independent auditor.

The Internal Auditor

  9. Review and concur with management's appointment, termination, or replacement of the internal auditor.

  10. Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plan for the coming year, and the coordination of such plan with the independent auditor.

  11. Receive prior to each meeting a summary of findings from completed internal audits and the status of implementation of related recommendations.

  12. Receive a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Committee Reporting

  13. Report to the Board of Directors the results of the annual audit conducted by the independent auditor.

  14. Review, approve, and include a report in the proxy statement for the Company's annual meeting of shareholders disclosing whether the Committee has (1) reviewed and discussed the audited financial statements with management and the independent auditor; (2) discussed with the independent auditor the matters required to be discussed by SAS No. 61; and (3) received from the independent auditor disclosures regarding its independence required by ISB Standard No. 1, and discussed with the independent auditor its independence. In addition, the report shall include a statement whether, based on the review and discussions conducted pursuant to the previous sentence, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

  15. Include a copy of this Charter in the proxy statement for the Company's annual meeting of shareholders at least triennially or the year after any significant amendment to the Charter.

  16. Submit the minutes of all meetings of the Committee to the Board of Directors.

Other Compliance

  17. Review with the Company's legal department any matter that could have a significant impact on the Company's financial statements.

  18. Perform any other activities consistent with this Charter and the Company's By-Laws as the Committee or the Board of Directors deem necessary or appropriate.

--------------------------------------------------------------------------------

      Please mark your                                                     2534
[X]   votes as in this
      example.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

-----------------------------------------------------------------------------------------------------------------------------------
                              The Board recommends a vote FOR ITEMS 1 & 2 and a vote AGAINST ITEM 3.
-----------------------------------------------------------------------------------------------------------------------------------
                 FOR    WITHHELD                    FOR   AGAINST   ABSTAIN                              FOR    AGAINST    ABSTAIN
1. Election of   [_]      [_]      2. To approve    [_]     [_]       [_]     3. A shareholder           [_]      [_]        [_]
   Directors                          the Tyson                                  proposal recommending
                                      Foods, Inc.                                that the Board of
                                      2000 Stock                                 Directors adopt a
                                      Incentive                                  workplace code of
                                      Plan.                                      conduct to be reported
                                                                                 to shareholders by
                                                                                 September 2001.
For, except vote withheld from the following nominee(s):
Write number(s) of nominee(s).                                                4. To consider and act upon such other business as
                                                                                 may properly come before the Annual Meeting and
                                                                                 any adjournments or postponements thereof.
________________________________
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                 I PLAN TO ATTEND THE MEETING. [_]

                                                                                 (The signature(s) should be exactly as the name
                                                                                 appears at left. If stock is in the name of
                                                                                 (i) two or more persons, each should sign;
                                                                                 (ii) a corporation, the president or other
                                                                                 authorized officer should sign; (iii) a partner-
                                                                                 ship, an authorized person should sign in the
                                                                                 partnership name. Persons signing as attorney,
                                                                                 executor, administrator, trustee, guardian or
                                                                                 other fiduciary should state their full title.)

                                                                                 Please sign, date and return this proxy as soon
                                                                                 as possible.


                                                                                 _________________________________________________

                                                                                 _________________________________________________
                                                                                 SIGNATURE (S)                        DATE

-----------------------------------------------------------------------------------------------------------------------------------
                                                      .FOLD AND DETACH HERE.


                             [LOGO OF TYSON FOODS]

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Tyson Foods, Inc. that you are entitled to vote including any common shares held on your behalf in the Tyson Foods, Inc. Employee Plans.

Please consider the issues discussed in the proxy statement and cast your vote by:

     [PHOTO OF     . Accessing the World Wide Web site
      COMPUTER       http://www.tyson.com/investorrel to vote via the Internet.
      TERMINAL]      You can also register at this site to access future proxy
                     materials electronically.

     [PHOTO OF     . Using a touch-tone telephone to vote by phone toll free
      TELEPHONE]     from the U.S. or Canada. Simply dial 1-877-779-8683 and
                     follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

     [PHOTO OF     . Completing, dating, signing and mailing the proxy card in
      ENVELOPE]      the post- age-paid envelope included with the proxy
                     statement or sending it to Tyson Foods, Inc., c/o First
                     Chicago Trust Company of New York, P.O. Box 8935, Edison,
                     New Jersey 08818-9147.

You can vote by phone or via the Internet anytime prior to January 11, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TYSON FOODS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS, JANUARY 12, 2001

 P

          The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s)
 R Don Tyson and Joe F. Starr, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or
 O registered O in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on January 12, 2001, at 10:00
 X a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

 Y        1. To elect the following twelve (12) members to the Board of
     Directors:

                01-Don Tyson, 02-John H. Tyson, 03-Joe F. Starr, 04-Leland E. Tollett, 05-Shelby D. Massey, 06-Barbara A. Tyson, 07-Lloyd V. Hackley, 08-Donald E. Wray, 09-Gerald M. Johnston, 10-Jim Kever, 11-David A.Jones, 12-Barbara Allen

          2. To approve the Tyson Foods, Inc. 2000 Stock Incentive Plan.

          3. To consider and act upon a shareholder proposal recommending that the Board of Directors adopt a workplace code of conduct to be reported to shareholders by September 2001.

          4. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.



                        ANNUAL MEETING OF SHAREHOLDERS

                                      OF

                              TYSON FOODS, INC.

                               JANUARY 12, 2001

                              WALTON ARTS CENTER

                            FAYETTEVILLE, ARKANSAS




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Please mark your                                                       2535
[X]  votes as in this
     example.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

----------------------------------------------------------------------------------------------------------------------------------
                              The Board recommends a vote FOR ITEMS 1 & 2 and a vote AGAINST ITEM 3.
----------------------------------------------------------------------------------------------------------------------------------
                FOR  WITHHELD                              FOR  AGAINST  ABSTAIN                             FOR  AGAINST  ABSTAIN
1. Election of  [_]    [_]      2. To approve the Tyson    [_]    [_]      [_]    3. A shareholder proposal  [_]    [_]      [_]
   Directors                       Foods, Inc. 2000 Stock                            recommending that the
                                   Incentive Plan.                                   Board of Directors
                                                                                     adopt a workplace code
                                                                                     of conduct to be
                                                                                     reported to shareholders
                                                                                     by September 2001.

For, except vote withheld from the following nominee(s):
Write number(s) of nominee(s).

                                                                                  4. To consider and act upon such other business
                                                                                     as may properly come before the Annual
                                                                                     Meeting and any adjournments or postponements
                                                                                     thereof.
______________________________
----------------------------------------------------------------------------------------------------------------------------------

                                                                                     I PLAN TO ATTEND THE MEETING. [_]

                                                                                     (The signature(s) should be exactly as the name
                                                                                     appears at left. If stock is in the name of (i)
                                                                                     two or more persons, each should sign; (ii) a
                                                                                     corporation, the president or other authorized
                                                                                     officer should sign; (iii) a partnership, an
                                                                                     authorized person should sign in the
                                                                                     partnership name. Persons signing as attorney,
                                                                                     executor, administrator, trustee, guardian or
                                                                                     other fiduciary should state their full title.)

                                                                                     Please sign, date and return this proxy as soon
                                                                                     as possible.

                                                                                     _______________________________________________

                                                                                     _______________________________________________
                                                                                        SIGNATURE(S)                      DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                             [LOGO OF TYSON FOODS]

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Tyson Foods, Inc. that you are entitled to vote including any common shares held on your behalf in the Tyson Foods, Inc. Employee Plans.

Please consider the issues discussed in the proxy statement and cast your vote by:

          [Photo of computer    . Accessing the World Wide Web site
          terminal]               http://www.tyson.com/investorrel to vote via
                                  the Internet. You can also register at this site to access future proxy materials electronically.

          [Photo of telephone]  . Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

          [Photo of envelope]   . Completing, dating, signing and mailing the
                                  proxy card in the post- age-paid envelope included with the proxy statement or sending it to Tyson Foods, Inc., c/o First Chicago Trust Company of New York, P.O. Box 8935, Edison, New Jersey 08818-9147.

You can vote by phone or via the Internet anytime prior to January 11, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               TYSON FOODS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS, JANUARY 12, 2001

 P        The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s)
     Don Tyson and Joe F. Starr, and each or either of them, the true and lawful
 R agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or
 O registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495
 X West Dickson Street, Fayetteville, Arkansas, on January 12, 2001, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the
 Y   transaction of the following business:

          1. To elect the following twelve (12) members to the Board of
     Directors:

                    01-Don Tyson, 02-John H. Tyson, 03-Joe F. Starr,
                    04-Leland  E. Tollett, 05-Shelby D. Massey,
                    06-Barbara A. Tyson, 07-Lloyd V. Hackley, 08-Donald E. Wray, 09-Gerald M. Johnston, 10-Jim Kever, 11-David A.Jones, 12-Barbara Allen


          2. To approve the Tyson Foods, Inc. 2000 Stock Incentive Plan.

          3. To consider and act upon a shareholder proposal recommending that the Board of Directors adopt a workplace code of conduct to be reported to shareholders by September 2001.

          4. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                                                                 -------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                 -------------
--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.



                        ANNUAL MEETING OF SHAREHOLDERS

                                      OF

                              TYSON FOODS, INC.

                               JANUARY 12, 2001

                              WALTON ARTS CENTER

                            FAYETTEVILLE, ARKANSAS